Exhibit 99.2

Calavo Growers, Inc. Posts Record Revenues and Profits in Its Third Fiscal Quarter

Tuesday September 9, 7:22 pm ET

SANTA ANA, Calif.—(BUSINESS WIRE)—Sept. 9, 2003—Calavo Growers, Inc. (Nasdaq:CVGW — News):

•	Company continues to improve working capital and build balance sheet strength;

•	Net cash provided by operating activities rises to $10.4 million in first nine months, nearly double year-earlier total;

•	Pending Maui Fresh acquisition expected to be catalyst for further profitable growth

Calavo Growers, Inc. (Nasdaq:CVGW — News) a worldwide leader in packing and distributing avocados, processed avocados and other perishable food products, announced today that third quarter sales advanced by $4.9 million, or 6.5% to $81.4 million from $76.4 million one year ago, setting a new high for any quarter in company history.

For the three months ended July 31, 2003, gross margin improved 3.6% to $9.2 million from the corresponding period of fiscal 2002. Net income for the quarter totaled a record $3.2 million, up from the previous high of $3.1 million registered in last year’s third quarter. Earnings per basic and diluted share in the three months just concluded were $0.25, versus $0.26 in the year earlier quarter, reflecting approximately 9% more weighted average shares outstanding in fiscal 2003, in part due to the company’s successful subscription rights offering completed in August 2002. Net earnings benefited from a lower normalized income tax rate of 41% in the current quarter versus 46% in the corresponding period of the prior year.

For the first nine months of fiscal 2003, sales totaled a record $183.0 million, up $4.7 million, or 2.6% from $178.3 million in fiscal 2002. Gross margin of $20.1 million slightly exceeded that of the previous year, while net income of $5.5 million was slightly less than last year’s $5.7 million. Due to approximately 14% more weighted average shares outstanding in the current year, earnings per basic and diluted share for the first nine months of fiscal 2003 were $0.42, which compares to $0.50 one year earlier.

“Despite several challenges, Calavo recorded the best single quarter in company history in the three months ended July 31, 2003,” commented Lee E. Cole, the company’s chairman, president and chief executive officer. “We’re effectively implementing our focused strategic agenda to drive future growth and profitability.”

In that regard, he outlined the following key components:

•	Continued dedication to expanding and serving Calavo’s major California avocado market;

•	Targeted investments to broaden the company’s product and value-added service offerings;

•	Operational restructuring to increase efficiency, enhance flexibility and reduce costs;

•	Debt reduction to further strengthen an already robust balance sheet; and

•	Compatible acquisitions that afford potential synergies and the prospect for profitable growth.

“With respect to the latter, we are certainly enthusiastic about the potential of our planned acquisition of Maui Fresh, announced last week and scheduled to close at or around fiscal year end,” Cole said, noting the operation is expected to contribute to our growth in fiscal 2004.

“All three of our operating segments — California Avocados, International and Processed Products — posted third quarter sales increases and contributed to our record revenues,” he continued. Although product volume was cyclically lower in the company’s major California operation, Calavo benefited from “solid and satisfactory product prices.” A growth driver in International was exceptionally strong demand for fruit from the Japanese marketplace, as sales to third-party customers leapt 42%.

Reviewing processed products, Cole pointed out that sales to third-party customer climbed 39% in the quarter, but said earnings in this segment were impacted by costs associated with Calavo’s major restructuring program. “It is particularly noteworthy that demand for our new refrigerated guacamole product treated with our ultra high-pressure production equipment has exceeded all of our expectations, with first year sales anticipated to contribute significantly to processed product revenues,” he added.

The company’s investments in new equipment to enhance product offerings, including the new processed guacamole of exceptional quality, and value-added services, such as bagging and the ProRipe™ program, to provide consumers with ready-to-eat fruit “are being amply validated with solid results,” according to the Calavo CEO.

Selling, general and administrative expenses rose $0.7 million for the quarter due to several factors, including higher employee compensation and transportation costs. SG&A expenses as a percentage of revenue are expected to normalize by year-end at a level equivalent to the previous fiscal year.

According to Cole, Calavo’s balance sheet is “strong and clean.” Most recently, the company’s board of directors approved the retirement of $2.8 million of its Industrial Development Revenue Bond, which was repaid on Sept. 2, 2003. As a result, long-term liabilities at July 31, 2003 were sharply reduced to $580,000 from $3.5 million at the close of fiscal 2002. In the first nine months of the fiscal year, the company’s operations, benefiting from aggressive sales of the processed products inventory and other changes in working capital, generated net cash of $10.4 million, a 95% increase from fiscal 2002. At July 31, 2003, shareholders equity totaled $38.6 million, a rise of 26% from the close of the previous fiscal year.

Planned Acquisition of Maui Fresh International, Inc.

As previously announced on September 4, 2003, Calavo Growers has signed a letter of intent for the $4.5 million stock purchase of Maui Fresh International, Inc., a privately held company based in Anaheim, California. Maui Fresh is a profitable $20 million company with a respected, quality brand and a wide range of commodity products “which greatly expands and complements Calavo’s own,” Cole said.

California Avocados

California avocado sales of $67.9 million were $1.1 million, or 1.6 percent above $66.9 million in last year’s third fiscal quarter. Gross margins of $7.8 million edged ahead of $7.7 million a year ago. The increase in sales reflects a significant improvement in the company’s average selling prices, offset in part by the decrease in pounds of avocados delivered by growers as a result of the expected smaller overall harvest of the California crop for the 2002-03 season, and a shift in current-year volumes to areas where Calavo maintains a less commanding market share.

The company said it believes that average-selling prices benefited from increased demand resulting from Calavo’s focused, value-added marketing initiatives in bagging and ripening, as well as promotional programs established by the California Avocado Commission.

International Avocados and Perishable Food Products

Segment sales amounted to $5.6 million, up from $3.9 million a year ago. The 42% sales increase reflected a sharp rise in sales to the Japanese market of fruit sourced in Mexico. International Avocado and Perishable Food Products contributed gross margins of $45,000 in the third quarter, historically a period when this business segment has been unable to generate positive gross margins.

Processed Products

Third-party processed sales advanced to $8.8 million from $6.2 million, a 39% improvement. However, gross margin decreased to $1.4 million from $1.7 million due primarily to seasonally higher cost of avocados used in the production process, as well as expenses related to the relocation of production from Santa Paula, California and Mexicali, Mexico to our newly acquired facility in Uruapan, Mexico.

Fourth Quarter Outlook

“We are enthusiastic about the outlook for Calavo’s business, as we gain momentum, broaden our product portfolio and opportunities, complete our major restructuring of processed product operations, and further implement our strategic plan,” Cole said. He noted that the fourth quarter will continue to witness a lower volume of California avocado production offset by firm pricing. As well, international revenues will continue to be driven by sales of Mexican fruit into the high-demand Japanese market. In the U.S., packinghouse volume will benefit from the seasonal importation of Mexican fruit in the final weeks of the quarter. The company’s restructuring program to consolidate processing operations in a new, expanded facility in Uruapan, Michoacan continues “on pace, with completion anticipated by the end of the calendar year,” Cole stated.

Looking ahead to the coming fiscal year, Cole emphasized that the company’s planned acquisition of Maui Fresh “promises to be immediately accretive” to earnings and has “the potential to be a driver of profitable growth in fiscal 2004.”

About Calavo

Calavo Growers, Inc. engages in the procurement and marketing of avocados and other perishable foods and the preparation and distribution of processed avocado products. Calavo’s expertise in marketing and distributing avocados, processed avocados, and other perishable foods allows the company to deliver a wide array of fresh and processed food products to food distributors, produce wholesalers, supermarkets, and restaurants on a worldwide basis.

Safe Harbor Statement

This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on agricultural products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s Report on Form 10-K for the year ended October 31, 2002. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

CALAVO GROWERS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(All amounts in thousands)

	July	October
	31,	31,
	2003	2002

	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,758	$921
Accounts receivable, net of allowance for doubtful accounts of $44 (2003) and $25 (2002)	27,896	17,907
Inventories, net	12,468	12,461
Prepaid expenses and other current assets	3,760	3,945
Short-term investments	2,223	—
Loans to growers	405	467
Advances to suppliers	3,148	2,535
Income taxes receivable	—	225
Deferred income taxes	1,252	1,252

Total current assets	55,910	39,713
Property, plant, and equipment, net	10,121	9,497
Investments held to maturity	—	1,979
Other assets	3,664	3,943

	$69,695	$55,132

Liabilities and shareholders’ equity
Current assets:
Payable to growers	$16,701	$6,368
Trade accounts payable	2,077	1,708
Accrued expenses	7,437	7,015
Income taxes payable	1,445	—
Short-term borrowings	—	3,000
Dividend payable	—	2,567
Current portion of long-term obligations	2,826	222

Total current liabilities	30,486	20,880
Long-term liabilities:
Long-term obligations, less current portion	64	3,180
Deferred income taxes	516	516

Total long-term liabilities	580	3,696
Commitments and contingencies
Total shareholders’ equity	38,629	30,556

	$69,695	$55,132

CALAVO GROWERS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)
(All amounts in thousands, except per share amounts)

	Three months		Nine months
	ended		ended
	July 31,		July 31,

	2003	2002	2003	2002

Net sales	$81,359	$76,420	$182,981	$178,288
Cost of sales	72,118	67,498	162,846	158,646

Gross margin	9,241	8,922	20,135	19,642
Special charges	5	—	103	—
Selling, general and administrative	4,004	3,325	11,325	9,604

Operating income	5,232	5,597	8,707	10,038
Other expense (income), net	(294)	(184)	(615)	(337)

Income before provision for income taxes	5,526	5,781	9,322	10,375
Provision for income taxes	2,287	2,657	3,848	4,668

Net income	$3,239	$3,124	$5,474	$5,707

Net income per share:
Basic	$0.25	$0.26	$0.42	$0.50

Diluted	$0.25	$0.26	$0.42	$0.50

Number of shares used in per share computation:
Basic	12,930	11,836	12,905	11,312

Diluted	12,960	11,906	12,935	11,342

Contact:
Calavo Growers, Inc. Lee Cole, 949-223-1111 (investors) or Foley/Freisleben LLC (media/general information) Jerry Freisleben, 213-955-0020 freisleben@folfry.com